UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2021 (May 26, 2021)

JACKSAM CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number: 033-33263

NEVADA	46-3566284
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

4440 Von Karman Avenue Suite 220 Newport Beach, CA	92660
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number including area code (800) 605-3580

NA

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	JKSM

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 26, 2021, Jacksam Corporation (the “Company”), entered into a Subscription Agreement (the “Agreement”) with the following persons (each a “Purchaser” and, collectively, the “Purchasers”).

Mark Adams, our Chief Executive Officer, President, and a member of our Board of Directors, paid $126,000 to purchase 1,400,000 shares of the Series A Preferred Stock (the “Shares”), at a price per share of $0.09.

Scott Wessler, our Chairman of Board of Directors, paid $126,000 to purchase 1,400,000 shares of the Series A Preferred Stock, at a price per share of $0.09.

The proceeds to the Company will be used to pay Directors and Officers Liability Insurance (D&O Insurance), in response to an overall market movement that insurance underwriters increased D&O Insurance premium charged to their cannabis company clients.

The Company created the 2.8 million shares of the Series A Preferred Stock out of the 10 million shares of preferred stock authorized by the Company’s articles of incorporation by filing a certificate of designation as authorized by the Company’s board of directors (the “Certificate of Designation”) with the Nevada Secretary of State, a copy of which is filed herewith. Mr. Wessler and Mr. Adams both abstained from voting on the creation of the Series A Preferred Stock and on the vote to accept the offers to purchase the Shares from Mr. Wessler and Mr. Adams.

The Series A Preferred Stock bears a cumulative dividend of 5.0% per annum on the original purchase price and is redeemable by the Company or upon a class vote by the holders of the Series A Preferred Stock at the original purchase price, plus any unpaid dividends then owing, payable in 4 equal quarterly payments. The Series A Preferred Stock converts into the Company’s common stock at a ratio of 2:1, subject to revision on the basis of standard weighted average anti-dilution protective provisions, at the option of the holders of the Series A Preferred Stock or automatically upon the occurrence of a merger, sale of the Company’s assets, or upon another Deemed Liquidation Event as defined in the Certificate of Designation. In the absence of an anti-dilution adjustment, the 2.8 million shares of Series A Preferred Stock will convert into 1.4 million shares of the Company’s common stock.

The Series A Preferred Stock votes with the Company’s common stock, as a single class, at a rate of 20 votes for each share of Series A Preferred Stock. The Series A Preferred Stock carries a 1x liquidation preference and is participating. The Series A Preferred Stock carries standard protective provisions that preclude the Company from amending its articles of incorporation, bylaws or the terms of the Certificate of Designation adversely to the holders of the Series A Preferred Stock without their prior approval.

The foregoing summary description of the terms and conditions of the Series A Preferred Stock is qualified in its entirety by the full text of the Certificate of Designation as filed herewith.

Item 2.03 Creation of a Direct Financial Obligation.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

The offer and sale of the Shares by the Company was exempt from registration pursuant to section 4(a)(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering. The Company did not engage in any general solicitation or advertising in connection with the offering or sale of the Shares. Each Purchaser represented that such Purchaser was an accredited investor as defined in SEC Rule 501(a), has enough knowledge and experience in finance and business matters to be a sophisticated investor who is able to evaluate the risks and merits of the investment, and is able to bear the economic risk of an investment in the Shares. Each Purchaser further represented that such Purchaser was purchasing the Shares for their own account and not with a view to distribution or resale.

Item 9.01 Financial Statements and Exhibits

EXHIBITS

Exhibit No.	Exhibit

10.1	Certificate of Designation

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACKSAM CORPORATION

Dated: May 28, 2021	By:	/s/ Mark Adams
	Name:	Mark Adams
	Title:	Chief Executive Officer

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